Exhibit 3.1.26

CERTIFICATE OF INCORPORATION

OF

KR U.S.A., INC.

FIRST:        The name of the Corporation is KR U.S.A., INC.

SECOND:    The address of the Corporation’s registered office is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent thereat is The Corporation Trust Company.

THIRD:        The purpose of the Corporation is to engage in any lawful act for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, one cent ($.01) par value per share.

FIFTH:        The name and mailing address of the incorporator is Alison W. Miller, 2200 Museum Tower, 150 West Flagler Street, Miami, Florida 33130. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation and the following persons shall serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified:

Name	Address

Alvah H. Chapman, Jr.	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

Mary Jean Connors	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

John C. Fontaine	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

Ross Jones	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

Bernard H. Ridder, Jr.	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

Name	Address

P. Anthony Ridder	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

Patrick J. Tierney	c/o Knight-Ridder, Inc. One Herald Plaza Miami, Florida 33132

SIXTH:        The Board of Directors is expressly authorized to adopt, alter, amend or repeal the ByLaws of the Corporation. Election of directors need not be by written ballot unless and to the extent provided in the ByLaws of the Corporation.

SEVENTH:    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the ByLaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation on this 24 day of July, 1996.

/s/ Allison W. Miller
Alison W. Miller, Incorporator

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

KR U.S.A., INC.

KR U.S.A., Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.        The name of the corporation is KR U.S.A., Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 29, 1996.

B.        This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C.        Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the corporation’s Certificate of Incorporation as set forth herein.

D.        Article I of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is McClatchy U.S.A., Inc.”

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by Karole Morgan-Prager, its Secretary, effective as of January 30, 2007.

By:	/s/ Karole Morgan-Prager
Karole Morgan-Prager Secretary